SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 15, 2004

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9.   Regulation FD Disclosure.

        Earlier today, we filed our Annual Report on Form 10-K for the year ended December 31, 2003. We are furnishing this Current Report on Form 8-K to provide net income and net income per share, before special items on the same basis on which we reported it in our earnings release and a reconciliation of such net income and net income per share to the net loss and net loss per share, calculated and presented in accordance with generally accepted accounting principles, as reported in our Annual Report on Form 10-K for the year ended December 31, 2003. This information appears on the next page of this Current Report on Form 8-K.

Net Income (Loss) and Earnings Per Share Reconciliation

	Year ended December 31, 2002	Year ended December 31, 2003
Net income (loss), calculated and presented in accordance with generally	$(18)	$(24)
accepted accounting principles [($0.33) and $(0.36) per diluted share, respectively]
Less: Adjustments, net of tax
Restructuring and impairment	16	19
Gain on sale of discontinued operations	--	(1)
Antitrust reserve adjustment	--	29
Tax settlement adjustment	(6)	--

Income (loss) excluding adjustments [($0.15) and $0.33 per diluted
share, respectively]	$(8)	$23

Plus: Other (income) expense, net, net of tax	(6)	(7)

Income (loss) excluding restructuring and impairment, gain on sale of
Discontinued operations, antitrust reserve adjustment, tax settlement
Adjustment and other (income) expense, net [($0.25) and $0.21 per diluted
share, respectively]	$(14)	$16

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that we calculate according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. We believe that the excluded items are not primarily related to core operational activities. We believe that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. Our method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     March 15, 2004

GRAFTECH INTERNATIONAL LTD. By: /s/ Corrado F. De Gasperis —————————————— Corrado F. De Gasperis Vice President, Chief Financial Officer and Chief Information Officer